AIG Consumer Insurance 1999 Avenue of the Stars Los Angeles, CA 90067 www.aig.com	April 27, 2015

Manda Ghaferi Vice President and Deputy General Counsel T + 1 310 772 6545 F + 1 310 772-6569 mghaferi@sunamerica.com

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington DC 20549

Dear Madam/Sir:

Referring to this Registration Statement on behalf of The Variable Annuity Life Insurance Company Separate Account A (the “Separate Account”) and the Registration Statement on Form N-4/A filed on or about April 27, 2015 (the “Registration Statements”) on behalf of the Separate Account and having examined and being familiar with the Articles of Incorporation and By-Laws of The Variable Annuity Life Insurance Company (“VALIC”), the applicable resolutions relating to the Separate Account and other pertinent records and documents, I am of the opinion that:

1)      VALIC is a duly organized and existing stock life insurance company under the laws of the State of Texas;

2)      The Separate Account is a duly organized and existing separate account of VALIC;

3)      Assets allocated to the Separate Account are owned by VALIC and VALIC is not a trustee with respect thereto. The annuity contracts provide that the portion of the assets of the Separate Account equal to the reserves and other annuity contract liabilities with respect to the Separate Account will not be chargeable with the liabilities arising out of any other business VALIC may conduct. VALIC reserves the right to transfer assets of the Separate Account in excess of such reserves and other liabilities to the general account of VALIC.

4)      The annuity contracts being registered by the Registration Statement will, upon sale thereof, be duly authorized and constitute validly issued and binding obligations of VALIC in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I am admitted to the bar in the State of California, and I do not express any opinion as to the laws of any other jurisprudence. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/S/ MANDA GHAFERI

Manda Ghaferi